Exhibit 99.8

Interpool, Inc. Files Rights Offering for Convertible Debentures

PRINCETON, NJ, April 17, 2002 — Interpool, Inc. (NYSE: IPX), today filed a registration statement with the Securities and Exchange Commission for a subscription rights offering of up to $27,363,350 of 9.25% Convertible Redeemable Subordinated Debentures. The debentures will be offered to holders of the Company’s common stock pursuant to the exercise of non-transferable subscription rights and will be convertible into shares of Interpool common stock. Interpool is reserving the right to increase the maximum amount of the offering to $31,467,850, with net proceeds of the offering to be used for general corporate purposes.

Martin Tuchman, Chairman and CEO of Interpool, stated that “While we have many financing alternatives available to us, we want to provide Interpool’s existing shareholders with an opportunity to increase their investment in our company. In addition, we look at this financing mechanism as a way to develop a new source of capital for Interpool.” Mr. Tuchman commented that the terms and structure of the rights offering are designed to minimize the likelihood of short-selling which is sometimes associated with a convertible debt offering.

A Registration Statement relating to the securities has been filed with the Securities and Exchange Commission but has not yet become effective. The securities may not be sold, nor may offers to buy be accepted, prior to the time the Registration Statement becomes effective. This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities in any State in which such offer, solicitation of sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the United States and a world-leading lessor of cargo containers used in international trade. Interpool operates from 90 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

For Interpool Inc.
Contact:

Mitchell Gordon
Executive Vice President &
Chief Financial Officer
(212) 916-3284
mgordon@interpool.com

Kathy Keyser
Gregory FCA Communications
Investor Relations
(800) 499-4734
kathy@gregoryfca.com